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                                                                    EXHIBIT 99.1

PLATINUM technology Changes Name to
PLATINUM technology International, inc.

OAKBROOK TERRACE, Ill--Jan. 8, 1999--PLATINUM technology, inc. (NASDAQ:PLAT) today announced that it has changed its name to PLATINUM technology International, inc. The name change is part of certain internal corporate structural changes at the company. As a result of these changes, PLATINUM will own all of its assets and conduct all of its business through wholly owned direct and indirect subsidiaries. The corporate structural changes have been made to reflect the company's global focus and to provide greater operational flexibility, as well as allow for more efficient tax planning in the future. Neither the company's capitalization nor its daily business operations will be affected.

Domestic operations will be conducted through a subsidiary retaining the name "PLATINUM technology, inc." PLATINUM's common stock will continue to trade on the Nasdaq National Market under the symbol "PLAT".

PLATINUM's stockholders are not required to take any action in connection with the reorganization or name change.

About PLATINUM technology International, inc.

PLATINUM technology International, inc., headquartered in Oakbrook Terrace, Illinois, had 1997 revenues of $739 million. PLATINUM provides software and services that help IT organizations manage and improve the IT infrastructure. Solutions include database and systems management, data warehousing and decision support, application lifecycle, Internet commerce, and year 2000 reengineering.

Safe Harbor Provision:

This press release contains "forward-looking statements" regarding the expected benefits of the reorganization. These statements reflect PLATINUM's current beliefs and are based on information currently available to PLATINUM. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual benefits to PLATINUM of the reorganization, and PLATINUM's results and performance, to differ from those expressed in, or implied by, these statements. These risks, uncertainties and other factors, include the possibility of changes in state tax laws, rules and regulations and interpretations thereof; PLATINUM's ability to develop and market existing and acquired products for the IT infrastructure market; PLATINUM's ability to successfully integrate its acquired products, services and businesses and continue its acquisition strategy; risks related to Year 2000 challenge; PLATINUM's ability to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the IT infrastructure and professional services markets; currency exchange rate fluctuations, collection of receivables, compliance with foreign laws and other risks inherent in conducting international business; risks associated with conducting a consulting services business; the risk of product bugs; general economic and business conditions, which may reduce or delay customers' purchases of PLATINUM's products and services; charges and costs related to acquisitions; and PLATINUM's ability to protect its proprietary software rights from infringement or misappropriation, to maintain or enhance its relationships with relational database vendors, and to attract and retain key employees. PLATINUM is not obligated to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

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Contact:

     For Press Inquiries:
     PLATINUM technology, inc.
     Rebecca Nahas, 630/691-0466
     rebecca.nahas@platinum.com
     --------------------------
     or
     For Investor Inquiries:
     PLATINUM technology, inc.
     Maria McAuslan, 630/691-0771
     invest@platinum.com
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